Exhibit 5.1

May 27, 2011

TravelCenters of America LLC

24601 Center Ridge Road

Westlake, Ohio 44145

Re:                               TravelCenters of America LLC Registration Statement
(File No. 333-156926) on Form S-3 and Prospectus Supplement

Ladies and Gentlemen:

We have acted as special counsel to TravelCenters of America LLC, a Delaware limited liability company (the “Company”), in connection with the public offering by the Company of up to 10,000,000 common limited liability company interests in the Company, no par value (“Common Shares,” and such number of Common Shares, the “Firm Shares”), and up to an additional 1,500,000 Common Shares (such shares, the “Option Shares”), at the option of the Company’s underwriters, to cover over-allotments, if any.  The Firm Shares and the Option Shares are collectively referred to herein as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (File No. 333-156926) as filed with the Securities and Exchange Commission (the “Commission”) on January 23, 2009 under the Act; (ii) Amendment No. 1 to the Registration Statement as filed with the Commission on April 28, 2009 under the Act; (iii) the prospectus, dated May 8, 2009 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement; (iv) the preliminary prospectus supplement dated May 17, 2011, in the form filed by the Company pursuant to Rule 424(b) under the Act; (v) the prospectus supplement, dated May 23, 2011, in the form filed by the Company pursuant to Rule 424(b) under the Act; (vi) an executed copy of the Underwriting Agreement, dated May 23, 2011 (the “Underwriting Agreement”), by and among Citigroup Global Markets Inc., Morgan Keegan & Company, Inc. and UBS Securities LLC, as the representatives of the several underwriters named therein (the “Underwriters”), and the Company, relating to the offering of the Securities; (vii) a specimen certificate representing the Common Shares; (viii) a copy of the Company’s Certificate of Formation, certified by the Secretary of State of the State of Delaware as of May 4, 2011, and certified pursuant to an executed copy of a certificate for the Company of Mark R. Young, Executive Vice President and General Counsel of the Company, dated the date hereof (the “Company Certificate”); (ix) a copy of the Company’s Amended and Restated Limited Liability Company Agreement, dated as of January 31, 2007 and as amended June 15, 2007, November 9, 2009, January 25, 2010 and May 13, 2010, by and among Hospitality Properties Trust, a Maryland real estate investment trust and former parent of the Company, and the other parties thereto (the “LLC Agreement”), certified pursuant to the Company Certificate; (x) a copy of the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof (the “Bylaws”), certified pursuant to the Company Certificate; (xi) a copy of certain resolutions of the Board of Directors of the Company, adopted on May 12, 2011, certified pursuant to the Company Certificate; and (xii) a copy of certain resolutions of a pricing committee of the Board of Directors of the Company established in connection with the public offering of the Securities, adopted on May 23, 2011, certified pursuant to the Company Certificate.  We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  We also have assumed that the LLC Agreement and the Bylaws are the only agreements of the members of the Company as to the affairs of the Company and the conduct of its business, that the holders of the Securities will fully comply with all covenants, conditions and provisions of the LLC Agreement and Bylaws, and that the Securities will not be transferred in violation of the ownership limitations or restrictions under the LLC Agreement and Bylaws.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinion set forth herein is limited to the Delaware Limited Liability Company Act, and we do not express any opinion with respect to the law of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that when the Securities are registered by the transfer agent and registrar for the Common Shares, and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the issuance and sale of the Securities will have been duly authorized, the Securities will have been validly issued and fully paid, and the holders of the Securities will not be obligated personally for the debts, obligations or liabilities of the Company solely by reason of being a holder of such Securities.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP